EXHIBIT 99.1

Central Vermont Public Service
NEWS RELEASE

Contact: Steve Costello    (802) 747-5427    (802) 742-3062 (pager)
For Immediate Release: Sept. 11, 2006

CVPS, DPS reach rate agreement

RUTLAND - Central Vermont Public Service and the Vermont Department of Public Service have reached a settlement in the company's pending rate case, agreeing to a 3.73 percent increase effective Jan. 1, 2007. CVPS had filed for a 6.15 percent increase last spring, to be effective Feb. 1, 2007. A settlement agreement has been filed with the Vermont Public Service Board, which must review and approve the settlement before it can become effective.

"This settlement provides the company with adequate cash flows and an opportunity to earn a fair return, while keeping rates very competitive," President Bob Young said. "With utilities seeking double-digit rate hikes across the Northeast, we are proud of our ability to control costs and provide our customers comparatively low rates, and a high level of service."

Under the settlement, a residential customer using 500 kilowatt-hours per month would see an increase from $68.01 to $70.56. The same customer would pay up to $106.90 elsewhere in New England.

Due to cost controls and stable long-term power contracts, CVPS has had just one rate increase in the past seven years, a 3.95 percent increase in 2001. CVPS's rates were reduced 2.75 percent in 2005.

"We appreciate the DPS's efforts to reach a settlement," Young said. "It will put the litigation of the rate case aside and allow us to continue our focus on driving out costs, other measures to restore the company's financial strength, and new ways to improve reliability and customer service."

CVPS has moved from among the most expensive utilities in New England to among the lowest priced during the past decade. Driven in part by last year's hurricanes and problems in the Middle East, fuel prices have risen sharply worldwide, driving up electricity prices for most utilities. In the past two years, rate requests of up to 60 percent have been sought in New England, and as much as 72 percent in Maryland.

In Vermont, recent rate requests by other utilities have ranged from just under 10 percent to nearly 23 percent. CVPS customers have been largely protected from the increase in energy prices by fixed-price contracts with Hydro-Quebec and Entergy-Vermont Yankee.

CVPS agreed to reduce its request primarily by shrinking its proposed allowed return on equity from 12 to 10.75 percent. The Company's request was further reduced when it agreed to separately pursue a request to recover $4.6 million in unplanned power acquisition costs following Hurricanes Katrina and Rita in late 2005.

CVPS, founded in 1929, is Vermont's largest electric utility, serving more than 152,000 customers.

Forward-Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.